                                                                           ----------------------------
                                             UNITED STATES                         OMB APPROVAL
                                   SECURITIES AND EXCHANGE COMMISSION      ----------------------------
                                          Washington, DC 20549             OMB Number:        3235-0145
                                                                           Expires:   December 31, 2005
                                              SCHEDULE 13G                 Estimated average burden
                               Under the Securities Exchange Act of 1934   hours per response.....14.90
                                          (Amendment No.____)*             ----------------------------

                                          TCI Solutions, Inc.
-------------------------------------------------------------------------------------------------------
                                           (Name of Issuer)

                                              Common Stock
-------------------------------------------------------------------------------------------------------
                                    (Title of Class of Securities)

                                                  N/A
                   ------------------------------------------------------------------
                                            (CUSIP Number)

                                           December 31, 2002
-------------------------------------------------------------------------------------------------------
                        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)
      [_]  Rule 13d-1(c)
      [x]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

SEC 1745 (02-02)  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.                                                                            Page 2 of 16 Pages
-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Argentum Capital Partners II, L.P.
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         7,015,498
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             9,944,952
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         7,015,498
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         9,944,952
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           9,944,952
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           19.2%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 3 of 16 Pages

-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Argentum Capital Partners, L.P.
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         1,303,030
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             9,944,952
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         1,303,030
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         9,944,952
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           9,944,952
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           19.2%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 4 of 16 Pages

-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           TCI ACPII Limited Partners L.P.
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         1,626,424
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             9,944,952
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         1,626,424
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         9,944,952
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           9,944,952
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           19.2%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 5 of 16 Pages

-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Daniel Raynor
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

                         U.S.

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         124,174
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             9,944,952
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         124,174
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         9,944,952
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           10,069,126
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           19.5%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           IN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 6 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  Argentum Capital Partners II, L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                    60 Madison Avenue, Suite 701
                    New York, NY  10010

           (c)    Citizenship ___________________.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

             Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned: 9,944,952.

           (b)    Percent of class: 19.2%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 7,015,498.

                  (ii)   Shared power to vote or to direct the vote: 9,944,952.

                  (iii)  Sole power to dispose or to direct the disposition of : 7,015,498.

                  (iv)   Shared power to dispose or to direct the disposition of : 9,944,952.

Item 5.    Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                 Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

                 Not applicable

CUSIP No.                                                                            Page 7 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 8.    Identification and Classification of Members of the Group

                 Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

                 Not applicable

Item 10.   Certification

                 Not applicable

CUSIP No.                                                                            Page 8 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  Argentum Capital Partners, L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                    60 Madison Avenue, Suite 701
                    New York, NY  10010

           (c)    Citizenship ______________________.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

              Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned: 9,944,952.

           (b)    Percent of class: 19.2%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 1,303,030.

                  (ii)   Shared power to vote or to direct the vote: 9,944,952.

                  (iii)  Sole power to dispose or to direct the disposition of : 1,303,030.

                  (iv)   Shared power to dispose or to direct the disposition of : 9,944,952.

Item 5.    Ownership of Five Percent or Less of a Class

             Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

             Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

             Not applicable

Item 8.    Identification and Classification of Members of the Group

             Please see Exhibit I.

CUSIP No.                                                                            Page 9 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group

             Not applicable

Item 10.   Certification

             Not applicable

CUSIP No.                                                                           Page 10 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  TCI ACPII Limited Partners L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                    60 Madison Avenue, Suite 701
                    New York, NY  10010

           (c)    Citizenship _________________.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

              Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned: 9,944,952.

           (b)    Percent of class: 19.2%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 1,626,424.

                  (ii)   Shared power to vote or to direct the vote: 9,944,952.

                  (iii)  Sole power to dispose or to direct the disposition of:  1,626,424.

Item 5.    Ownership of Five Percent or Less of a Class

             Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

             Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

             Not applicable

Item 8.    Identification and Classification of Members of the Group

             Please see Exhibit I.

CUSIP No.                                                                           Page 11 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group

             Not applicable

Item 10.   Certification

             Not applicable

CUSIP No.                                                                           Page 12 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  Daniel Raynor

           (b)    Address of Principal Business Office or, if none, Residence
                    60 Madison Avenue, Suite 701
                    New York, NY  10010

           (c)    Citizenship  U.S.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

              Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned: 10,069,126.

           (b)    Percent of class: 19.5%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 124,174.

                  (ii)   Shared power to vote or to direct the vote: 9,944,952.

                  (iii)  Sole power to dispose or to direct the disposition of : 124,174.

                  (iv)   Shared power to dispose or to direct the disposition of : 9,944,952.

Item 5.    Ownership of Five Percent or Less of a Class

             Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

             Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

             Not applicable

Item 8.    Identification and Classification of Members of the Group

             Please see Exhibit I.

CUSIP No.                                                                           Page 13 of 16 Pages
-------------------------------------------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group

             Not applicable

Item 10.   Certification

             Not applicable

CUSIP No.                                                                 Page 14 of 16 Pages
---------------------------------------------------------------------------------------------

                                          SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Date:  February 12, 2003

                                                 /s/ DANIEL RAYNOR
                                                 -----------------------------------------
                                                 DANIEL RAYNOR

                                                 ARGENTUM CAPITAL PARTNERS, L.P.

                                                 By:    B.R. ASSOCIATES, INC.
                                                 Its:   General Partner

                                                 By:/s/ Daniel Raynor
                                                    --------------------------------------
                                                    Daniel Raynor, Chairman
                                                    60 Madison Avenue, Suite 701
                                                    New York, NY  10010

                                                 ARGENTUM CAPITAL PARTNERS II, L.P.

                                                 By:    ARGENTUM PARTNERS II, L.L.C.
                                                 Its:   general partner

                                                 By:    ARGENTUM INVESTMENTS, L.L.C.,
                                                 Its:   managing member

                                                 By:/s/ Daniel Raynor
                                                    --------------------------------------
                                                    Daniel Raynor, Managing Member
                                                    60 Madison Avenue, Suite 701
                                                    New York, NY  10010

                                                 TCI ACPII LIMITED PARTNERS, L.P.

                                                 By:    ARGENTUM INVESTMENTS, L.L.C.,

                                                 Its:   general partner

                                                 By:/s/ Daniel Raynor
                                                    --------------------------------------
                                                    Daniel Raynor, Managing Member
                                                    60 Madison Avenue, Suite 701
                                                    New York, NY  10010

CUSIP No.                                                                Page 15 of 16 Pages
---------------------------------------------------------------------------------------------

                                  EXHIBIT I to Schedule 13G
                                Explanation of Share Ownership

Argentum Capital Partners II, L.P., Argentum Capital Partners, L.P. and TCI ACP II Limited
Partners, L.P. are under common control by Daniel Raynor who is (i) the managing member of
Argentum Investments, L.L.C., which is the managing member of Argentum Partners II, L.L.C., which is the general partner of Argentum Capital Partners II, L.P., (ii) the chairman of B.R.
Associates, Inc., which is the general partner of Argentum Capital Partners, L.P., and (iii)
the managing member of Argentum Investments, L.L.C., which is the general partner of TCI
ACPII Limited Partners, L.P.

As a result of Daniel Raynor's common control over each of Argentum Capital Partners II,
L.P., Argentum Capital Partners, L.P. and TCI ACP II Limited Partners, L.P., the shares reported as beneficially owned by each of them include the number of shares held by all of the filing persons, except for shares held solely by Daniel Raynor.

The reporting of beneficial ownership herein is solely for convenience and should not be interpreted as an admission by any filing person of beneficial ownership over shares held by any other filing person. Each of the filing persons disclaims beneficial ownership over each other filing person's shares.

CUSIP No.                                                                Page 16 of 16 Pages
---------------------------------------------------------------------------------------------

                                  Exhibit II to Schedule 13G
                                17 C.F.R. 240.13d-1(k)(1)(iii)

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of
TCI Solutions, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                                                 Date:  February 12, 2003

                                                 /s/ DANIEL RAYNOR
                                                 -----------------------------------------
                                                 DANIEL RAYNOR

                                                 ARGENTUM CAPITAL PARTNERS, L.P.

                                                 By:    B.R. ASSOCIATES, INC.
                                                 Its:   General Partner

                                                 By:/s/ Daniel Raynor
                                                    --------------------------------------
                                                    Daniel Raynor, Chairman
                                                    60 Madison Avenue, Suite 701
                                                    New York, NY  10010

                                                 ARGENTUM CAPITAL PARTNERS II, L.P.

                                                 By:    ARGENTUM PARTNERS II, L.L.C.
                                                 Its:   general partner

                                                 By:    ARGENTUM INVESTMENTS, L.L.C.,
                                                 Its:   managing member

                                                 By:/s/ Daniel Raynor
                                                    --------------------------------------
                                                    Daniel Raynor, Managing Member
                                                    60 Madison Avenue, Suite 701
                                                    New York, NY  10010

                                                 TCI ACPII LIMITED PARTNERS, L.P.

                                                 By:    ARGENTUM INVESTMENTS, L.L.C.,

                                                 Its:   general partner

                                                 By:/s/ Daniel Raynor
                                                    --------------------------------------
                                                    Daniel Raynor, Managing Member
                                                    60 Madison Avenue, Suite 701
                                                    New York, NY  10010